Exhibit 3.1

CERTIFICATE OF AMENDMENT

Of

CERTIFICATE OF INCORPORATION

OF

TNF Pharmaceuticals, Inc.

TNF Pharmaceuticals, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that:

1. The name of the Corporation is TNF Pharmaceuticals, Inc.

2. The Certificate of Incorporation of this Corporation was filed with the Secretary of State of Delaware effective as of October 19, 2023 (as amended and corrected, the “Certificate of Incorporation”).

3. Resolutions were duly adopted by the Board of Directors of the Corporation setting forth this proposed Amendment to the Certificate of Incorporation and declaring said amendment to be advisable and calling for the consideration and approval thereof at a meeting of the stockholders of the Corporation.

4. The Certificate of Incorporation is hereby amended by amending paragraph A of Article IV as follows:

“The Company is authorized to issue a total of one billion three hundred million (1,300,000,000) shares, of which (i) one billion two hundred fifty million (1,250,000,000) shares shall be common stock, par value $0.001 per share (“Common Stock”) and (ii) fifty million (50,000,000) shares shall be preferred stock, par value $0.001 per share (“Preferred Stock”).”

5. Pursuant to the resolution of the Board of Directors, a meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the foregoing amendment.

6. The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[Signature page follows.]

IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed as of the date first written above.

TNF Pharmaceuticals, Inc.

By:	/s/ Mitchell Glass
Name:	Mitchell Glass
Title:	President and Chief Medical Officer